Exhibit 3.37

CERTIFICATE OF FORMATION

OF

HARRAH’S SHREVEPORT/BOSSIER CITY INVESTMENT COMPANY, LLC

This Certificate of Formation of Harrah’s Shreveport/Bossier City Investment Company, LLC (the “Company”) is being executed by the undersigned, as an authorized person, for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act.

1.	The name of the limited liability company is Harrah’s Shreveport/Bossier City Investment Company, LLC.

2.	The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington, Delaware 19808. The name of its Registered agent at such address is Corporation Service Company.

3.	The Company will have a perpetual existence.

4.

Any equity securities of this Company are held subject to the condition that the Company has the absolute right to redeem such securities by action of the member(s) of the Company, if, (A) in the judgment of the member(s) of the Company, any holder of the securities is determined by any gaming regulatory agency to be unsuitable, or has an application for a license or permit rejected, or has a previously issued license or permit rescinded, suspended, revoked or not renewed, as the case may be, or that such action otherwise should be taken to the extent necessary to avoid any regulatory sanctions or, to prevent the loss of or secure the reinstatement of any gaming license, franchise or entitlement from any governmental agency held by the Company, any affiliate of the Company or any entity in which such Company or affiliate is an owner, which gaming license, franchise or entitlement is: (i) conditioned upon some or all of the holders of securities possessing prescribed qualifications, or (ii) needed to allow the conduct of any portion of the business of the Company or any such affiliate or other entity; or (B) the holder of any equity security of this Company fails to enforce the provisions of the last paragraph of this Section 4 against its direct owners or any parties Controlled by, Controlling, or under common Control with such holder; provided that no holder of any equity security of this Company whose equity securities are publicly traded pursuant to the Securities Exchange Act of 1934, as amended, and traded on the New York Stock Exchange, the American Stock Exchange, or NASDAQ be required to enforce the provisions of the last paragraph of this Section 4. For purposes of this Section 4, “Control” shall mean the ability, whether by the direct or indirect ownership of shares or other equity interest, by contract or otherwise, to elect a majority of the directors of a corporation, to select the managing partner of a partnership or to control a majority of the members of the governing board of such partnership representing any single partner, or otherwise to select, or have the power to remove and select, a majority of those persons exercising governing authority over an entity, and, in the case of a limited partnership shall mean the sole general partner, all of the general partners to the extent each has equal management control and authority, or the managing general partner or managing general partners thereof.

The terms of such redemption shall permit the Company to redeem the equity securities of a disqualified holder at a redemption price equal to the fair market value of such securities, excluding any dividends or other remuneration thereon from the date the Company receives notice of a determination of unsuitability or disqualification from the government agency, or in such lesser amount as may be specified by any applicable gaming law, regulation or rule.

From and after the redemption date or such earlier date as mandated by any applicable gaming law, regulation or rule, any and all rights of whatever nature, which may be held by the owners of any equity securities of the Company selected for redemption (including any rights to vote or participate in any distributions of the Company), shall cease and terminate and they shall thereafter be entitled only to receive that amount payable upon redemption.

The holder of any equity security of this Company shall require that the articles of incorporation, charters, partnership agreements or other formative documents of each person or entity owning a direct interest in such holder or who are Controlled by, Control, or under common Control with such holder (other than a holder who has been exempted from a suitability determination by any gaming regulatory agency) shall incorporate the provisions of this Section 4 into their formative documents; provided that no holder of any equity security of this Company whose equity securities are publicly traded pursuant to the Securities Exchange Act of 1934, as amended, and traded on the New York Stock Exchange, the American Stock Exchange, or NASDAQ shall be required to incorporate the provisions of this Section 4 into their formative documents.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Harrah’s Shreveport/Bossier City Investment Company, LLC this 30th day of August, 2002.

BY:	/s/ PAULETTE FARQUHAR
NAME:	Paulette Farquhar

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF FORMATION

OF

HARRAH’S SHREVEPORT/BOSSIER CITY INVESTMENT COMPANY, LLC

It is hereby certified that:

1. The name of the limited liability company (hereinafter called the “limited liability company”) is Harrah’s Shreveport/Bossier City Investment Company, LLC.

2. The Certificate of Formation of the limited liability company is hereby amended by striking out paragraph 4 thereof and by substituting in lieu of said paragraph 4 the following new paragraph 4:

“4. Any equity securities of the Company may be redeemed in accordance with the terms and conditions set forth in the Operating Agreement of the Company.”

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to Certificate of Formation of Harrah’s Shreveport/Bossier City Investment Company, LLC this 10th day of December, 2002.

By:	/s/ PAULETTE FARQUHAR
Name:	Paulette Farquhar, Authorized Person